Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LONE PINE RESOURCES INC.

LONE PINE RESOURCES INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.             This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 25, 2011 (the “Certificate”).

2.             Section 6.2(b) of Article VI of the Certificate is hereby amended and restated in its entirety as follows:

(b)(i)  Classification of Directors. Subject to Section 6.5, the directors shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified. Subject to Section 6.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to their respective class. Notwithstanding the foregoing, the classes of directors shall be terminated in accordance with subparagraph (ii) below entitled “Annual Election of Directors,” and this subparagraph (i) of Section 6.2 entitled “Classification of Directors” shall cease to have effect immediately prior to the annual meeting of stockholders in 2015.

(ii)   Annual Election of Directors. Effective at the annual meeting of stockholders in 2013, the Class II classification of directors shall terminate; effective at the annual meeting of stockholders in 2014, the Class III classification of directors shall terminate; and effective at the annual meeting of stockholders in 2015, the Class I classification of directors shall terminate. Upon termination of each of the three classes of directors, each of the directors whose class has terminated may be elected to serve as a director on an annual basis. Upon termination of all three classes of directors, the whole number of directors shall be elected annually. Each director currently serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or until his or her earlier death, resignation, retirement, disqualification or removal in accordance with the provisions of this Certificate.

3.             This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.             All other provisions of the Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 16th day of May, 2013.

LONE PINE RESOURCES INC.

By:	/s/ Charles R. Kraus
Name: Charles R. Kraus
Title: Vice President, General Counsel and Corporate Secretary